Exhibit 99.1
VIA PHARMACEUTICALS EXPANDS CLINICAL TRIAL PROGRAM FOR VIA-2291
IN ACUTE CORONARY SYNDROME
—Third Trial to Utilize FDG-PET Imaging—

San Francisco, CA, October 25, 2007 — VIA Pharmaceuticals (NASDAQ: VIAP), a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease, announced today that it will soon initiate a third Phase II clinical trial for VIA-2291, its lead compound. VIA-2291 targets inflammation in the blood vessel wall, an underlying cause of atherosclerosis and its complications, including heart attack and stroke. The new trial design utilizes Positron Emission Tomography with fluorodeoxyglucose tracer (FDG-PET) to measure the impact of VIA-2291 on reducing vascular inflammation in treated patients.
The Company plans to enroll approximately 50 patients following an acute coronary syndrome event into a 24 week randomized, double blind, placebo-controlled study. Endpoints in the study will include reduction in plaque inflammation as measured with FDG-PET, as well as assessment of standard biomarker measurements of inflammation.
VIA is collaborating on the study with Michael Farkouh, M.D. and Zahi Fayad, Ph.D. of Mount Sinai Heart in New York City, and Ahmed Tawakol, M.D. of Massachusetts General Hospital in Boston.
“VIA-2291 could provide a novel approach to addressing inflammation in coronary artery disease,” said Adeoye Olukotun, MD, chief medical officer of VIA. “This trial is an excellent example of utilizing the benefits of new imaging technology to help accelerate the development of potentially break-through drugs. The use of state-of-the art FDG-PET imaging technology provides an ideal methodology for measuring the effect of VIA-2291 on reducing vascular inflammation in atherosclerosis.”
Larry Cohen, Ph.D., president and chief executive officer of VIA added, “The expansion of the VIA-2291 clinical program with this third trial represents continued progress for VIA in the development of this promising drug candidate. We are on schedule to report the results of our two initial Phase II trials by mid-2008.”
Earlier this month VIA announced that the independent Data Safety Monitoring Board (DSMB) for its two concurrent Phase II clinical trials observed a continued acceptable safety profile and evidence of a consistent pharmacological effect of VIA-2291, as would be predicted given its proposed mechanism of action.
About VIA—2291
VIA’s lead product candidate, VIA-2291, is a small molecule drug that targets inflammation in the blood vessel wall, a primary disease process in atherosclerosis. VIA-2291 is a potent, selective and reversible inhibitor of 5-LO, which is a key enzyme in the biosynthesis of leukotrienes (important mediators of inflammation involved in the development and progression of atherosclerosis). VIA-2291 is being developed as a once-daily, oral drug to target inflammation in the blood vessel wall, thereby potentially decreasing the risk of major adverse cardiovascular events (MACE), including heart attack and stroke. According to the American Heart Association, 15.8 million patients in the U.S. have coronary artery disease.
About VIA Pharmaceuticals, Inc.
VIA Pharmaceuticals, Inc. is a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease. VIA is building a pipeline of small-molecule drugs that target a significant unmet medical need: reducing inflammation in the blood vessel wall, which is an underlying cause of atherosclerosis and its complications, including heart attack and stroke. The company’s lead drug candidate, VIA-2291, is in multiple Phase II clinical studies in patients with cardiovascular disease. For more information, visit: www.viapharmaceuticals.com.
Forward-Looking Statements
 This press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to VIA’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause VIA’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond VIA’s control and which could materially affect actual results, levels of activity, performance or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to:
•	our ability to obtain necessary financing;

•	our ability to control our operating expenses;

•	our ability to recruit and enroll patients for the CEA, ACS and FDG-PET clinical trials;

•	our ability to successfully complete our clinical trials of VIA-2291 on expected timetables and the outcomes of such clinical trials;

•	the results of our clinical trials, including without limitation, with respect to the safety and efficacy of VIA-2291;

•	the outcome of any legal proceedings;

•	our ability to obtain necessary FDA approvals;

•	our ability to successfully commercialize VIA-2291;

•	our ability to obtain and protect our intellectual property related to our product candidates;

•	our potential for future growth and the development of our product pipeline;

•	our ability to form and maintain collaborative relationships to develop and commercialize our product candidates;

•	general economic and business conditions; and

•	the other risks described under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 on file with the SEC and in our Form S3 Amendment No. 3 filed with the SEC October 15, 2007.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and VIA undertakes no obligation to update publicly any of these statements in light of new information or future events.

Contact Information:

VIA Pharmaceuticals, Inc.
James G. Stewart
Senior Vice President and Chief Financial Officer
415.283.2204

For Media:
WeissComm Partners
Aimee Corso — 310-780-2661
acorso@wcpglobal.com

For Investors:
The Trout Group
Ian Clements / Lauren Glaser — San Francisco — 415.392.3385
Brian Korb — New York City — 646.378.2923
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